SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2015

PAYMENT DATA SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-30152	98-0190072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12500 San Pedro, Suite 120, San Antonio, TX	78216
(Address of principal executive offices)	(Zip Code)

 (210) 249-4100
 (Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 Effective April 24, 2015, our Board of Directors appointed Kirk Taylor, age 44, and Miguel A. Chapa, age 44, as independent directors.  We also signed independent director agreements with our two new Directors as well as our long-standing director, Dr. Peter Kirby.

Mr. Taylor has over 20 years of business experience focused on management, accounting and finance.  Mr. Taylor currently serves as Chief Operating Officer, Executive Vice President, Corporate Secretary, Treasurer and as a member of the Board of Directors of Alamo Concrete Products Company and Alamo Transit Company.  These companies are some of the largest ready mix concrete producers in the United States, with significant vertically-integrated crushed stone, sand, gravel, and logistics operations.  Additionally, Mr. Taylor serves as Executive Vice President, Corporate Secretary and Treasurer for Alamo Cement Company, which manufactures and sells cement.  Mr. Taylor joined the Alamo group of companies in November 2004 as the Controller and has held various managerial and executive positions, becoming the Corporate Assistant Secretary and Assistant Treasurer in May 2008 prior to reaching his current positions in May 2014.  Prior to November 2004, Mr. Taylor served as the Corporate Controller at the largest supermarket chain in South Texas.  He also served as  the Controller at Billserv, Inc. (the predecessor entity to Payment Data Systems, Inc.) from June 2000 to March 2001.  Mr. Taylor, a Certified Public Accountant, began his career in public accounting with the accounting firms of Price Waterhouse LLP and Ernst & Young LLP, with the last position held being Audit Manager-Entrepreneurial Services.  Mr. Taylor holds a Bachelor of Business Administration Degree in Accounting from the University of Texas in San Antonio.

During the past 17 years, Mr. Chapa focused primarily on building a highly successful entrepreneurial career.  His skills of business planning, financial analysis, strategic planning, management, negotiations and leadership has led him to build successful companies in the retail customer service industry, such as restaurants and entertainment venues.  Mr. Chapa has served as the Chief Executive Officer of Rio Ventures Ltd., and Rio Club LLC since January 2012 and EFJM, Inc.  since January 2014.  Previously, he was the Chief Executive Officer for 6400 Beverage LLC and Bar Rio Management of Houston LLC from March 2005 to October 2009 and Casa Grande Holdings LLC from June 2010 to December 2011.  Mr. Chapa completed his education with a Bachelor of Arts degree in Finance in 1998 from the Monterrey Institute of Technology and Higher Education.

Mr. Taylor is expected to be named as Chairman of our Audit Committee.

In connection with Mr. Taylor’s and Mr. Chapa’s appointments, we entered into independent director agreements with Mr. Taylor, Mr. Chapa and our long-standing director, Dr. Peter Kirby.  Pursuant to the independent director agreements, the terms of their respective directorships terminate on the earliest of the following: (a) the death or disability of the director; (b) the termination of the director from membership on the Board by mutual agreement; (c) the removal of the respective director from the Board by the majority stockholders of the Company; and (d) the resignation by the director from the Board.

We agreed to pay each director $1,000 for participating in each quarterly Board meeting, including the annual shareholder meeting.  As Chairman of the Audit Committee, Mr. Taylor will receive $15,000 in additional annual compensation, but no additional compensation for ad hoc or preparatory meetings or for being the chair of another committee.  We also agreed to pay Dr. Kirby a one-time $20,000 bonus for continued loyalty and service to our Company.  Mr. Chapa and Dr. Kirby will not receive any additional compensation for ad hoc or preparatory meetings or for being the chair of a committee.

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Mr. Taylor will also receive 500,000 shares of our common stock at the start of his directorship term, pursuant and subject to the terms of the Company’s 2015 Equity Incentive Plan.  Such shares will vest in three installments: (1) 166,667 shares vest on April 24, 2015, (2) 166,667 shares vest on January 1, 2016, and (3) 166,666 shares vest on January 1, 2017. Mr. Chapa will also receive 500,000 shares of our common stock at the start of his directorship term, pursuant and subject to the terms of the Company’s 2015 Equity Incentive Plan.  Such shares will vest in four installments: (1) 200,000 shares vest on April 24, 2015, (2) 100,000 shares vest on January 1, 2016, (3) 100,000 shares vest on January 1, 2017, and (4) 100,000 shares vest on January 1, 2018.

FORWARD-LOOKING STATEMENTS DISCLAIMER

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities, or future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.

These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYMENT DATA SYSTEMS, INC.

Date: April 30, 2015	By:	/s/ Michael R. Long
Michael R. Long
Chief Executive Officer